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                                                                    Exhibit 12.2
RF MICRO DEVICES, INC.
Summary Of Earnings to Fixed Charges -Pro forma
DEBT OFFERING
                                                                                                                THREE
                                                              YEAR ENDED MARCH 31,                           MONTHS ENDED
                                                  1999        2000          2001         2002        2003    JUNE 30, 2003
                                     ---------------------------------------------------------------------------------------

           Interest expense                      1,244        1,400        8,351       15,556       22,725        3,040
           Interest capitalized                    912         --           --           --           --           --
           Amortization of discount               --           --            950        1,548        1,617          415
           Amortization of issuance cost          --           --             45           91           91           23
           Portion of rent expense
                representing interest            1,547        2,549        4,802        9,355        6,939        1,019
           Interest expense
           reduction
           pro forma adjustment                   --           --           --           --         (4,857)      (1,296)
                                    ----------------------------------------------------------------------------------------
           Total fixed charges                $  3,703     $  3,949     $ 14,148     $ 26,550     $ 26,515     $  3,201

           Earnings:
           Adjusted pro forma income before
           taxes                                24,452       77,068       52,409      (27,413)      (4,228)      (6,639)
           Fixed charges (per above)             3,703        3,949       14,148       26,550       26,515        3,201
           Less capitalized interest              (912)        --           --           --           --            --
                                    ----------------------------------------------------------------------------------------
           Earnings                           $ 27,243     $ 81,017     $ 66,557     $   (863)    $ 22,287     $ (3,438)


           Ratio earnings to fixed charges         7.4         20.5          4.7          N/M          N/M          N/M


           Earnings Insufficient to cover
           Fixed Charges                                                             $(27,413)    $ (4,228)    $ (6,639)


           Operating Lease Expense               4,689        7,724       14,551       28,349       21,028        3,087
           Assumed Interest Component               33%          33%          33%          33%          33%          33%

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